Exhibit 5.1

Baker & McKenzie LLP 452 Fifth Avenue New York, NY 10018 United States Tel: +1 212 626 4100 Fax: +1 212 310 1600 www.bakermckenzie.com

March 2, 2026

ServiceNow, Inc.
2225 Lawson Lane
Santa Clara, California 95054

Re: ServiceNow, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as securities counsel for ServiceNow, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of 98,429 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Tiger Merger Sub, Inc., a Delaware corporation and a direct or indirect wholly-owned Subsidiary of Company (“Merger Sub”), Vecinity Inc., a Delaware corporation ( “Vecinity”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Securityholders’ representative, agent and attorney-in-fact (the “Seller Agent”) Company’s and the assumption of the Vecinity Inc. 2024 Equity Incentive Plan (the “Equity Incentive Plan”), and the outstanding, unexercised and unvested stock options and outstanding, unvested restricted stock units under the Equity Incentive Plan.

We have reviewed a copy of the Equity Incentive Plan and the Registration Statement, and we have examined the originals or copies, certified or otherwise identified to our satisfaction, of records of the Company, agreements and certificates of officers or other representatives of the Company and others, and public documents and such other documents as we have deemed relevant or necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied certified copies and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, public officials and others.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinion in transactions of this type.

This opinion letter is limited to the matters stated herein and expressed as of the date hereof. No opinion is implied or may be inferred beyond the matters expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable laws. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ BAKER & McKENZIE LLP

BAKER & McKENZIE LLP